Exhibit 99.1

InterSearch Group Closes $7 Million Debt Financing

SAN FRANCISCO- July 24, 2006- InterSearch Group, Inc. (OTC:IGPN), a leading provider of Internet search services and operator of industry specific destination portals, today announced the completion of a $7 million non-convertible debt financing. The debt was privately placed with CapitalSouth Partners and Harbert Management Corporation. $6.15 Million of the proceeds will be used to buy back common stock which is subject to mandatory redemption by August 12, 2006. The stock was issued in connection with InterSearch Group’s acquisition of tax-related Internet domains in September of 2005.

InterSearch generated $2.8 million in revenues from www.irs.com in the first quarter of 2006, reflecting an increase in excess of 100%, on a pro forma basis, as compared to the first quarter of 2005.

Said Chairman and CEO of InterSearch Group, Dan O’Donnell, “The transaction will allow InterSearch to pay down the outstanding consideration in connection with our acquisition of www.irs.com and other tax-related domains. This represents an important step in executing on our acquisition strategy and streamlining the company’s capital structure.”

Separately, an investor in InterSearch Group, Barron Partners LLC, has exercised warrants for a total consideration of $1 Million, at an exercise price of $1.20 per share.

About InterSearch Group, Inc.

InterSearch is a leading provider of Internet search services through a combination of traffic aggregation and proprietary websites, such as www.irs.com, www.camps.com and www.summercamp.com. The company operates in the fastest growing segments of Internet commerce including paid search, direct navigation and online marketing driving high quality traffic to advertisers and providing users with quick access to pertinent products and services. Through its InterSearch Corporate Services division, the company also provides IT and Internet Technology Professional Services to large corporations, predominantly in the financial services market. InterSearch is headquartered in San Francisco, California at 222 Kearny Street, Suite 550, and can be reached via telephone at 415-962-9700. More information about InterSearch Group, Inc. can be found at http://www.intersearch.com.